                                                                     EXHIBIT 4.4


                     FIRST AMENDMENT TO THE CONCEPTUS, INC.
                        1995 EMPLOYEE STOCK PURCHASE PLAN


                                 CONCEPTUS, INC.

                               FIRST AMENDMENT TO
                        1995 EMPLOYEE STOCK PURCHASE PLAN

                        1995 EMPLOYEE STOCK PURCHASE PLAN
                           ADOPTED: NOVEMBER 22, 1995
                     APPROVED BY STOCKHOLDERS: JANUARY 1996

                 FIRST AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
                             ADOPTED: MARCH 23, 2004


      Pursuant to Sections 19 and 20 of the 1995 Employee Stock Purchase Plan (the "Plan") of Conceptus, Inc. (the "Company"), the Company hereby amends the Plan as follows:

      1.    Section 6(b) is hereby amended to read in its entirety as follows:

            "A participant may discontinue his or her participation in the Plan as provided in Section 10, or, on one occasion only during the Offering Period, may decrease the rate of his or her Contributions during the Offering Period by completing and filing with the Company a new subscription agreement, which change in rate shall become effective as soon as practicable after receipt of such subscription agreement by the Company."

                               * * * * * * * * * *

            I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Board of Directors of the Company effective as of March 23, 2004.

      Executed on this 23rd day of March, 2004.

                                    /s/ Michael W. Hall
                                    ------------------------------
                                    Michael W. Hall, Secretary